Exhibit 99.1
FOR RELEASE:	IMMEDIATELY	CONTACT: JAMES E. HURLBUTT
(847) 446-7500
STEPAN REPORTS FIRST QUARTER RESULTS

     NORTHFIELD, Illinois, April 30, 2013 -- Stepan Company (NYSE: SCL) today reported first quarter net income of $19.0 million for the period ended March 31, 2013, down from $22.3 million in the year ago quarter. Sales volume grew by 3 percent, partially overcoming global economic weakness. Surfactant volume rose 5 percent and polymer volume declined 7 percent.

  Net income, excluding deferred compensation expense, declined 9 percent to $21.5 million compared to $23.6 million in the record year ago quarter. Lower surfactant margins and lower polymer volume led to the decrease in earnings.
  Deferred compensation expense was largely attributable to an increase in the share price of the Company’s common stock, which rose by $7.56 per share during the quarter.
  Earnings declined on lower margins as average selling prices moved lower for our surfactant and specialty products segments. Surfactant margins should benefit from falling raw material costs during the second quarter.
SUMMARY
($ in thousands, except per share data)	Three Months Ended March 31

			%
	2013	2012	Change
Net Sales	$456,546	$ 465,269	- 2
Net Income	19,034	22,302	- 15
Net Income Excluding
Deferred Compensation *	21,516	23,640	- 9
Earnings per Diluted Share	$0.83	$0.98	- 15
Earnings per Diluted Share Excluding
Deferred Compensation *	$0.94	$1.05	- 10
* See Table II for a discussion of deferred compensation plan accounting.

SEGMENT RESULTS

($ in thousands)	Three Months Ended March 31

	2013	2012	% Change
Net Sales
Surfactants	$339,973	$347,156	-	2
Polymers	95,998	96,749	-	1
Specialty Products	20,575	21,364	-	4

Total Net Sales	$456,546	$465,269	-	2

Sales volume grew by 3 percent. The decrease in net sales dollars was primarily due to lower selling prices attributable to declining raw material costs.

Percentage Change in Net Sales Three Months Ended March 31, 2013

Selling Price	- 5
Volume	+ 3
Foreign Translation	„Ÿ

Total	- 2

  Surfactant sales volume rose 5 percent, while sales dollars declined by 2 percent due to lower selling prices brought about by falling raw material costs. The volume growth came broadly from both consumer products, as well as higher margin functional surfactants, which includes agricultural products that experienced a 26 percent increase in volume.
  Surfactant gross profit declined by 4 percent to $51.6 million. Despite higher consumer product volumes, margins declined as falling raw material costs led to lower selling prices, while the Company consumed higher priced raw material inventory. The margin contraction impact was partially offset by the favorable mix of higher margin functional surfactants.
  Polymer segment sales volume declined 7 percent, while net sales only declined 1 percent. Unlike surfactants, polymer raw material costs have been rising leading to higher selling prices. Sales volume of polyol, primarily used in rigid foam insulation for commercial construction, declined 5 percent. The colder weather in both North America and Europe delayed the start of the construction season. That, combined with slow economic growth in Europe, contributed to the volume decline.
  Polymer gross profit declined by 5 percent to $16.6 million, as a result of the 7 percent decline in volume. Overall polymer segment margins were up slightly on an improved product mix.

  Specialty Products gross profit declined 17 percent to $5.2 million. Sales volume declined 3 percent. Food Ingredient margins declined due to increased foreign price competition and higher raw material costs.
OPERATING EXPENSES
($ in thousands)	Three Months Ended March 31

	2013	2012	% Change
Selling	$13,728	$13,651	+	1
Administrative - General	14,418	13,453	+	7
Administrative - Deferred
Compensation Expense*	4,933	3,499	+ 41
Research, development
and technical service	11,327	10,781	+	5

Total	$44,406	$41,384	+	7

* See Table II for a discussion of deferred compensation plan accounting.

Operating expenses increased 7 percent for the quarter, largely due to higher deferred compensation expense resulting from the increase in the price per share of Stepan Company stock. Excluding deferred compensation expense, operating expenses rose 4 percent, primarily due to headcount additions to support global growth initiatives.

PROVISION FOR INCOME TAXES

The effective tax rate was 24.8 percent for the first quarter of 2013 compared to 31.7 percent for the first quarter of 2012. The decrease was primarily attributable to the retroactive reenactment of the research and development credit and other tax credits in the United States. The retroactive portion of the credits lowered the effective tax rate by 5.5 percent.

BALANCE SHEET

($ in millions)	3/31/13	12/31/12	3/31/12
Net Debt
Total Debt	$193.9	$182.4	$201.0
Cash	54.8	76.9	64.6

Net Debt	$139.1	$105.5	$136.4
Equity	494.9	480.9	434.7

Net Debt + Equity	$634.0	$586.4	$571.1

Net Debt / (Net Debt + Equity)	21.9%	18.0%	23.9%

The balance sheet remains strong and will facilitate our strategy to invest in growth opportunities. Capital expenditures during the quarter were $21.0 million.

OUTLOOK

“We will continue to execute our strategy to improve our sales mix with higher value added products, while we pursue geographic expansion of our business,” said F. Quinn Stepan, Jr., President and Chief Executive Officer.

Surfactants should experience improved margins as the year progresses. Recent declines in commodity raw material prices should help recover some of the margin erosion. Surfactants should continue to benefit over the long term from improved product mix and global growth. Agricultural surfactants continue to deliver strong volume growth. Brazil continues to deliver earnings growth. We plan additional investments to support Brazilian market growth.

Polymers volume should improve in the second quarter. The slow start to the construction season brought on by protracted winter weather adversely affected first quarter volume. Price increases were implemented during April to recover higher raw material costs.

“The recently announced acquisition of the polyester resins business from Bayer will help diversify and grow our polyol business. The acquisition should be accretive to 2013 earnings. The lower first quarter results will challenge us to deliver full year earnings growth in 2013. We remain confident that our strategy will deliver long term earnings growth. We continue to evaluate additional investments that can accelerate growth and deliver value to our shareholders,” said Mr. Stepan.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the first quarter results at 2:00 p.m. Eastern Daylight Time (1:00 P.M. CDT) on May 1, 2013. Telephone access to the live conference call will be available by dialing +1 (800) 407-3269. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

ABOUT STEPAN COMPANY

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York Stock Exchange under the symbols SCL and SCLPR.

For more information about Stepan Company, please visit the Company online at www.stepan.com.

* * * * *

Tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including among other things, completion of the proposed transaction with Bayer MaterialScience, These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. As to the proposed transaction, these risks also include satisfaction of conditions to closing the proposed transaction and achieving the anticipated benefits of the transaction. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

			Table I

STEPAN COMPANY
Statements of Income
For the Three Months Ended March 31, 2013 and 2012
(Unaudited – 000’s Omitted)

		Three Months Ended
		March 31

				%
	2013	2012	Change

Net Sales	$ 456,546	$ 465,269	-	2
Cost of Sales	383,846	388,485	-	1

Gross Profit	72,700	76,784	-	5

Operating Expenses:
Selling	13,728	13,651	+	1
Administrative	19,351	16,952	+	14
Research, development and technical services	11,327	10,781	+	5

	44,406	41,384	+	7

Operating Income	28,294	35,400	-	20
Other Income (Expense):
Interest, net	(2,179)	(2,604)	-	16
Loss from equity in joint venture	(1,413)	(1,141)	+	24
Other, net	571	1,065	-	46

	(3,021)	(2,680)	+	13

Income Before Provision for Income Taxes	25,273	32,720	-	23
Provision for Income Taxes	6,276	10,356	-	39

Net Income	$18,997	$22,364	-	15
Net (Income) Loss Attributable to
Noncontrolling interests	37	(62)		NM

Net Income Attributable to Stepan Company	$19,034	$22,302	-	15

Net Income Per Common Share
Attributable to Stepan Company
Basic	$0.85	$1.05	-	19

Diluted	$0.83	$0.98	-	15

Shares Used to Compute Net Income Per
Common Share Attributable to Stepan
Company
Basic	22,464	21,022	+	7

Diluted	22,887	22,642	+	2

Table II

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly net income was $2.5 million of expense versus $1.3 million of expense last year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Stepan Company common stock are as follows:

2013			2012			2011

3/31	12/31	9/30		6/30	3/31	12/31

$63.10	$55.54	$48.06		$47.09	$43.90	$40.08

The deferred compensation income statement impact is summarized below:

($ in thousands)	Three Months Ended March 31

	2013	2012
Deferred Compensation
Administrative Expense	$(4,933)	$(3,499)
Other, net – Mutual Fund Income	930	1,341

Total Pretax	(4,003)	(2,158)

Total After Tax	$(2,482)	$(1,338)

Reconciliation of non-GAAP net income:

($ in thousands)	Three Months Ended March 31

	2013	2012

Net income excluding deferred compensation	$21,516	$23,640
Deferred compensation plan expense	(2,482)	(1,338)

Net income as reported	$19,034	$22,302

Reconciliation of non-GAAP EPS:

	Three Months Ended March 31

	2013	2012

Earnings per diluted share excluding deferred
compensation	$0.94	$1.05
Deferred compensation plan income (expense)	(0.11)	(0.06)

Earnings per diluted share	$0.83	$0.98

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e. because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the first quarter:

	Three Months Ended			(Decrease) Due to
	March 31		(Decrease)	Foreign Translation

(In millions)	2013	2012

Net Sales	$456.5	$465.3	($8.8)	($0.3)
Gross Profit	72.7	76.8	(4.1)	(0.2)
Operating Income	28.3	35.4	(7.1)	(0.1)
Pretax Income	25.3	32.7	(7.4)	(0.1)

Table IV

Stepan Company Consolidated Balance Sheets March 31, 2013 and December 31, 2012

	2013	2012
	March 31	December 31
ASSETS
Current Assets	$ 543,029	$523,078
Property, Plant & Equipment, Net	423,590	422,022
Other Assets	40,507	40,378

Total Assets	$1,007,126	$985,478
LIABILITIES AND EQUITY
Current Liabilities	$ 252,184	$247,167
Deferred Income Taxes	7,300	9,200
Long-term Debt	149,872	149,564
Other Non-current Liabilities	102,881	98,667
Total Stepan Company Stockholders’ Equity	493,029	478,985
Noncontrolling Interest	1,860	1,895

Total Liabilities and Equity	$1,007,126	$985,478